EXHIBIT 99.1

For immediate release July 28, 2005	Eric R. Graef Preformed Line Products (440) 473-9249

PREFORMED LINE PRODUCTS ANNOUNCES IMPROVED FINANCIAL RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2005

•	Earnings per diluted share increased 56% from the second quarter of 2004 and 88% for the first six months

•	Net sales increased 15% for the second quarter and 21% for the first six months

Cleveland, Ohio, July 28, 2005 – Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2005.

Net income for the quarter ended June 30, 2005 was $3,696,000, or $.64 per diluted share, compared to $2,371,000, or $.41 per diluted share, for the comparable period in 2004. Net sales in the second quarter 2005 were $52,692,000, an increase of 15% from last year’s $45,884,000.

Net income for the six months ended June 30, 2005 was $6,924,000, or $1.20 per diluted share, an 85% increase from the prior year’s $3,735,000, or $.64 per diluted share. Net sales increased 21% to $103,464,000 for the first six months of 2005 compared to $85,414,000 in 2004.

Rob Ruhlman, Chairman and Chief Executive Officer, said, “We continue to improve on our strengths of international diversity, innovative product designs and lean manufacturing combined with cost containment. Our second quarter improvement was primarily driven by our international operations. Our year-to-date domestic improvement continues to be driven by our innovative products for fiber to the premise. Meanwhile our controlled expenses are leveraged over higher volumes. Currency had a favorable impact on sales of $1.8 million for the quarter and $2.9 million for the year.”

On Wednesday, June 8, 2005, the Board of Directors declared a regular quarterly dividend in the amount of $.20 per share on the Company’s common shares, payable July 28, 2005 to shareholders of record July 1, 2005.

PAGE 2 / PLP ANNOUNCES SECOND QUARTER RESULTS

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 24, 2005. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)

	Three Months		Six months
Thousands, except per share data	ended June 30,		ended June 30,
	2005	2004	2005	2004
Net sales	$52,692	$45,884	$103,464	$85,414
Cost of products sold	35,275	30,785	69,420	58,245

GROSS PROFIT	17,417	15,099	34,044	27,169
Costs and expenses Selling	5,519	4,550	10,574	9,037
General and administrative	5,552	5,272	10,479	9,789
Research and engineering	1,527	1,457	3,070	2,934
Other operating (income) expenses — net	(185)	256	(70)	128

	12,413	11,535	24,053	21,888
Royalty income — net	345	321	537	747

OPERATING INCOME	5,349	3,885	10,528	6,028
Other income (expense) Interest income	241	116	454	243
Interest expense	(86)	(117)	(180)	(203)
Other expense	(27)	(37)	(54)	(73)

	128	(38)	220	(33)

INCOME BEFORE INCOME TAXES AND EQUITY IN NET (LOSS) INCOME OF JOINT VENTURES	5,477	3,847	10,748	5,995
Income taxes	1,781	1,439	3,824	2,281

NET INCOME BEFORE JOINT VENTURES	3,696	2,408	6,924	3,714
Equity in net (loss) income of joint ventures	—	(37)	—	21

NET INCOME	$3,696	$2,371	$6,924	$3,735

Net income per share — basic	$0.65	$0.41	$1.21	$0.65

Net income per share — diluted	$0.64	$0.41	$1.20	$0.64

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

Average number of shares outstanding — basic	5,726	5,715	5,723	5,748

Average number of shares outstanding — diluted	5,784	5,764	5,778	5,802

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
Thousands of dollars, except share data	2005	2004
ASSETS
Cash and cash equivalents	$31,219	$29,744
Accounts receivable, less allowance of $2,171 ($2,396 in 2004)	32,449	29,217
Inventories-net	35,337	36,264
Deferred income taxes	3,998	3,727
Prepaids and other	3,314	2,651

TOTAL CURRENT ASSETS	106,317	101,603
Property and equipment — net	47,697	48,169
Deferred income taxes	739	1,213
Goodwill — net	2,076	2,130
Patents and other intangibles — net	3,058	3,247
Other assets	2,445	2,446

TOTAL ASSETS	$162,332	$158,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable to banks	$1,290	$735
Current portion of long-term debt	1,303	1,272
Trade accounts payable	10,723	11,111
Accrued compensation and amounts withheld from employees	5,566	4,879
Accrued expenses and other liabilities	4,969	4,368
Accrued profit-sharing and pension contributions	2,741	3,639
Dividends payable	1,144	1,141
Income taxes	849	777

TOTAL CURRENT LIABILITIES	28,585	27,922
Long-term debt, less current portion	2,501	2,362
Deferred income taxes	223	187
SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,721,597 and 5,706,713 outstanding, net of 511,159 and 491,159 treasury shares at par, respectively	11,443	11,413
Paid in capital	1,026	545
Retained earnings	132,712	128,738
Accumulated other comprehensive loss	(14,158)	(12,359)

TOTAL SHAREHOLDERS’ EQUITY	131,023	128,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$162,332	$158,808